Exhibit 99.1

VISIONH2 ANNOUNCES NAME CHANGE AND FORWARD SPLIT

JERSEY CITY, New Jersey, November 7, 2022 Vision Hydrogen Corporation (OTCQB:VIHD) (“VisionH2” or the “Company”) announces that has approved a 1 for 2 forward stock split and a change of name to “Vision Energy Corporation”.

Effective as of the opening of market trading on November 8, 2022, the Company’s common stock will trade under the symbol VIHDD for 20 business days to designate the forward split, after which the Company will be assigned a new ticker symbol. The new CUSIP number for the Company’s common stock is 92837Y200. As a result of the Forward Split, the number of outstanding common shares will be increased from 21,048,776 to 42,097,552 and the number of authorized shares will be increased from 100,000,000 to 200,000,000.

It is not necessary for shareholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Forward Split, although shareholders may do so if they wish. Shareholders should direct any questions concerning the Forward Split to their broker or the Company’s transfer agent, VStock Transfer, at 212-828-8436.

About Vision Energy

Vision Energy is an integrated energy company developing assets and solutions for the commercial, industrial and transportation sectors. Leveraging its proven track-record in site and asset procurement, accelerating development and permitting processes, plant design, and grid integration to facilitate low-carbon energy production, supply and distribution. The Company pursues reliable offtake relationships and operating partnerships with energy industry participants and end users seeking carbon abatements across feedstock and fuels. Vision Energy is committed to providing low carbon energy solutions with the highest yield, and where possible, projects are designed to leverage existing gas and power infrastructure to integrate and facilitate import and or distribution of reduced-carbon energy to domestic and global supply chains.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “forecast”, “anticipate,” “believe,” “estimate,” “expect” and “intend,” among others. These forward-looking statements are based on current expectations, and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.